UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2006

S&P Managed Futures Index Fund, LP

(Exact name of registrant as specified in its charter)

Delaware	000-50565	90-0080448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o RefcoFund Holdings, LLC One World Financial Center 200 Liberty Street – Tower A New York, New York 10281
(Address of principal executive offices)

(212) 693-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Current Status of Fund Operations.

PlusFunds Group, Inc. (“PlusFunds”), the investment manager of the SPhinX Managed Futures Fund SPC (the “SPhinX Fund”) in which all or substantially all of the assets of S&P Managed Futures Index Fund, LP (the “Fund”) are invested, has imposed restrictions on the payment of any and all redemption requests, as set forth in the notice to investors distributed by PlusFunds on January 6, 2006.  The notice is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.  The Fund has requested that PlusFunds convert all of the SPhinX Fund’s positions to cash as soon as possible so as not to subject investors to additional market risk.  Until such time as PlusFunds acts on such request, or is compelled to act on such request, investor money will continue to be subject to certain market risk.  While investors who requested redemptions as of December 15, 2005 currently have their redemption proceeds held in cash but unavailable for distribution by PlusFunds, investors who held shares in the Fund as of December 31, 2005 had their market exposure reduced by 20% as of January 1, 2006.  Pursuant to an agreement between the Fund and PlusFunds, it is expected that another 20% will be converted to cash as of January 15, 2006, and the balance will be converted to cash as of February 1, 2006.

Management Fee and Operating and Administrative Expenses

Effective January 1, 2006, RefcoFund Holdings, LLC, the general partner of the Fund, determined to eliminate the voluntary expense limitation placed on management fees and operating and administrative expenses so as to be able to pay ongoing operating expenses of the Fund.  Management fees and operating and administrative expenses had been limited to 1.70% per annum.

Item 9.01.  Financial Statements and Exhibits

(d)          Exhibits

99.1                           Notice to Investors dated January 6, 2006 by PlusFunds Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&P Managed Futures Index Fund, LP By: RefcoFund Holdings, LLC, as General Partner
(Registrant)

	By:	/s/ Richard C. Butt
Date: January 6, 2006	Name: Richard C. Butt
Title: President and Manager